Exhibit 4.8

SECOND SUPPLEMENTAL INDENTURE

among

ARLINGTON ASSET INVESTMENT CORP.,

EF MERGER SUB INC.,

ELLINGTON FINANCIAL INC.

and

THE BANK OF NEW YORK MELLON, as Trustee

Dated as of December 14, 2023

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE dated as of December 14, 2023 (this “Second Supplemental Indenture”) is entered into among Arlington Asset Investment Corp., a Virginia corporation (the “Original Company”), EF Merger Sub Inc., a Virginia corporation (the “Successor Company”), Ellington Financial Inc., a Delaware corporation (the “Guarantor”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”). All capitalized terms used but not defined in this Second Supplemental Indenture shall have the respective meanings set forth in the Base Indenture (as defined below).

RECITALS OF THE ORIGINAL COMPANY, THE SUCCESSOR COMPANY AND THE GUARANTOR

WHEREAS, the Original Company and the Trustee are parties to the Indenture dated as of January 10, 2020 (the “Base Indenture”), providing for the issuance by the Company from time to time of Securities, to be issued in one or more series;

WHEREAS, pursuant to the First Supplemental Indenture to the Base Indenture dated as of July 15, 2021 (the “First Supplemental Indenture”), the Original Company issued a series of Securities designated as its 6.000% Senior Notes due 2026 (the “Notes due 2026”);

WHEREAS, Article Eight of the Indenture provides (among other things) that the Company shall not merge with any other Person, unless either the Company shall be the continuing entity, or the successor (if other than the Company) entity shall be a Person organized and existing under the laws of the United States or a State thereof and such successor entity shall expressly assume the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any) and any interest (including all Additional Amounts, if any, payable pursuant to Section 1011 of the Base Indenture, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company by supplemental indenture;

WHEREAS, the Agreement and Plan of Merger dated as of May 29, 2023 among Ellington Financial Inc., a Delaware corporation, the Successor Company, the Original Company and, solely for the limited purposes set forth therein, Ellington Financial Management LLC provides for the merger (the “Merger”) of the Original Company with and into the Successor Company, with the Successor Company surviving the Merger;

WHEREAS, the Guarantor wishes to provide for a full and unconditional guarantee of all Securities;

WHEREAS, pursuant to Section 901(1) of the Indenture, without the consent of any Holders of Securities or coupons, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Securities;

WHEREAS, pursuant to Section 901(9) of the Indenture, without the consent of any Holders of Securities or coupons, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture or to make any other changes, provided that in each case, such provisions shall not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect; and

WHEREAS, the Original Company, the Successor Company and the Guarantor have duly authorized the execution and delivery of this Second Supplemental Indenture;

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I
Relation to Indenture; References

Section 1.01. With respect to the Securities of each and every series Outstanding under the Indenture, this Second Supplemental Indenture constitutes an integral part of the Indenture.

ARTICLE II
Assumption of Obligations

Section 2.01. Effective upon the consummation of the Merger, and pursuant to and in accordance with Sections 801 of the Indenture, the Successor Company hereby expressly assumes all of the obligations of the Original Company under the Indenture and all Securities, including without limitation (i) the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any) and any interest (including all Additional Amounts, if any, payable pursuant to Section 1011 of the Indenture) on all of the Securities issued under the Indenture that are Outstanding as of the date hereof, according to their tenor and (ii) the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Original Company.

ARTICLE III
Guarantee

Section 3.01. The Guarantor hereby fully, unconditionally and absolutely guarantees to the Holders of all the Securities and to the Trustee the due and punctual payment of the principal of, and premium, if any, and interest on all the Securities and all other amounts, if any, due and payable under all the Securities by the Company, when and as such principal, premium, if any, and interest and other amounts, if any, shall become due and payable, whether at the Stated Maturity thereof or by declaration of acceleration thereof, call for redemption thereof or otherwise, according to the terms of the Securities and the Indenture. The Guarantor shall be subrogated to all rights of the Holders of the Securities and the Trustee against the Company in respect of any amounts paid by the Guarantor pursuant to the guarantee set forth above.

ARTICLE IV
Miscellaneous

Section 4.01. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof (except for Sections 5-1401 and 5-1402 of the New York General Obligations Law). This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Section 4.02. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.03. This Second Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Second Supplemental Indenture. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes and shall have the same validity, legal effect, and admissibility in evidence as an original manual signature. This Second Supplemental Indenture shall be valid, binding and enforceable against a party only when executed and delivered by an authorized individual on behalf of such party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code as enacted in any state of the United States of America, (ii) an original manual signature or (iii) a faxed, scanned, or photocopied manual signature.

Section 4.04. The Base Indenture, as supplemented and amended by the First Supplemental Indenture and this Second Supplemental Indenture, is in all respects ratified and confirmed.

Section 4.05. The provisions of this Second Supplemental Indenture shall become effective upon the consummation of the Merger. The Successor Company shall deliver a written notice to the Trustee on the date of the consummation of the Merger notifying the Trustee that the Merger has been consummated.

Section 4.06. The recitals contained in this Second Supplemental Indenture shall be taken as the statements of the Original Company, the Successor Company and the Guarantor. The Trustee under the Indenture assumes no responsibility for such recitals, and makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

Original Company:

ARLINGTON ASSET INVESTMENT CORP.

By:	/s/ Richard E. Konzmann
Name: Richard E. Konzmann
Title: Executive Vice President, Chief Financial Officer and Treasurer

Successor Company:

EF MERGER SUB INC.

By:	/s/ Laurence Penn
Name:	Laurence Penn
Title:	President and Chief Executive Officer

Guarantor:

ELLINGTON FINANCIAL INC..

By:	/s/ Laurence Penn
Name:	Laurence Penn
Title:	Chief Executive Officer and President

Trustee:

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President